Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660
________________________________________________________________________

Ms. Rivka Yafe, President
I Loan Inc.
616 Corporate Way Suite 2-3523
Valley Cottage, NY 10989

Dear Ms. Yafe:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of I Loan Inc. on Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated November 6, 2011, as of and for the periods ended October 31, 2011 and from inception to October 31, 2011. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC
Baltimore, Maryland
November 21, 2011